Exhibit 10.2

STONE ENERGY CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

1.    Establishment. Stone Energy Corporation, a corporation organized in the State of Delaware (the “Company”), hereby adopts and establishes an unfunded deferred compensation plan for non-employee directors of the Company, which shall be known as the Stone Energy Corporation Deferred Compensation Plan (the “DCP”). The DCP is a sub-plan under the Stone Energy Corporation 2017 Long Term Incentive Plan (the “Plan”).

2.    Purpose. The purpose of the DCP is to provide each non-employee director of the Company the ability to defer receipt of shares of Common Stock issued in respect of equity-based awards received by such non-employee director for her or his service to the Company until a future date chosen by such non-employee director.

3.    Incorporation By Reference; Plan Document Receipt. This DCP is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated into this DCP as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this DCP shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and this DCP and that the Participant has read the Plan and this DCP carefully and fully understands the content of each of them. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

4.    Definitions.

“Acceleration Events” is defined in Section 11.1 hereof.

“Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the DCP.

“Beneficiary” means any person or entity, designated in accordance with Section 13.7, entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the DCP.

“Change in Control” shall mean a “Corporate Change” as defined in the Plan; provided that such Corporate Change constitutes a “change in control event” within the meaning of Treas. Regs. Section 1.409A-3(i)(5).

“DCP” means this Stone Energy Corporation Deferred Compensation Plan, as amended from time to time.

“Deferral Election” means an election by an Eligible Director to defer Equity Compensation.

“Distribution Date” means a date specified by a Participant in his or her Election Notice for the payment of all or a portion of such Participant’s Account.

“Effective Date” means March 1, 2017.

“Election Notice” means the notice or notices provided from time to time by the Committee to Participants for purposes of permitting the Participants to make Deferral Elections under the DCP. The Election Notice returned to the Committee by any Participant shall conform to the requirements of Section 6 and any other applicable provisions of the DCP and shall include the percentage of Equity Awards to be deferred; the Distribution Date(s); and the form of payment being made in a one (1) time lump sum. The form Election Notice is attached hereto and incorporated herein as Exhibit A. Each Election Notice shall become irrevocable as of the last day of the Election Period.

“Election Period” means the period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:

(a)    General Rule. Except as provided in (b) below, the Election Period shall end no later than the last day of the calendar year immediately preceding the Plan Year to which the Deferral Election relates.

(b)    Newly Eligible Directors. The Election Period for newly Eligible Directors shall end no later than thirty (30) days after the non-employee director first becomes eligible to participate in the DCP and shall apply only with respect to compensation earned after the date of the Deferral Election.

“Eligible Director” means each non-employee director of the Company.

“Equity Compensation” means any equity-based incentive compensation awards received by a Participant for his or her service as a director pursuant to the Plan or any successor thereto.

“Participant” means an Eligible Director who elects to participate in the DCP by filing an Election Notice in accordance with Section 6.1 and any former Eligible Director who continues to be entitled to a benefit under the DCP.

“Plan Year” means the period which begins on the date of the Company’s annual meeting shareholders for a given year, or initially on the date of adoption of the Plan, and ends on the date immediately prior to the next succeeding annual meeting shareholders in the following calendar year.

“Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h).

“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

“Vesting Date” means the date that Equity Compensation becomes vested and non-forfeitable pursuant to the award agreement granting the Equity Compensation.

5.    Eligibility; Participation.

5.1    Requirements for Participation. Any Eligible Director may participate in the DCP commencing as of the date on which he or she becomes an Eligible Director. An Eligible Director may become a Participant in the DCP by making a Deferral Election in accordance with Section 6.

6.    Election Procedures.

6.1    Deferral Election. An Eligible Director may elect to defer Equity Compensation by completing an Election Notice and filing it with the Committee during the Election Period. The Election Notice must specify:

(a)    The percentage of Equity Compensation to be deferred;

(b)    The Distribution Date for the Participant’s Account (subject to the provisions of the DCP); and

(c)    The form of payment for the Participant’s Account being made in a lump sum.

6.2    Equity Compensation Deferrals. A Participant may elect to defer receipt of up to 100% of the Participant’s Equity Compensation for any Plan Year by making a Deferral Election in accordance with this Section 6. Equity Compensation Deferrals shall be credited to the Participant’s Account as of the date the deferred Equity Compensation otherwise would have been settled.

7.    Accounts.

7.1    Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. The Company may establish more than one Account on behalf of any Participant as deemed necessary by the Committee for administrative purposes.

7.2    Crediting of Account. The Committee will credit to the Participant’s Account a number of shares of Common Stock equal to the number of shares of Common Stock otherwise deliverable to the Participant in respect of the deferred Equity Compensation absent such Participant’s Deferral Election. The number of shares of Common Stock credited to a Participant’s Account are subject to adjustment in accordance with Section 9 of the Plan.

7.3    Dividend Equivalents. As of the date of payment of any cash dividend on Common Stock, the Committee will credit to the Account a number of shares equal to the cash dividend per share times the number of shares credited to the Account as of the dividend record date divided by the Fair Market Value of the shares of Common Stock. As of the date of payment of any stock dividend on Common Stock, the Committee will credit to the Account a number of shares of Common Stock equal to the stock dividend declared times the number of shares of Common Stock credited to the Account as of the dividend record date.

7.4    Nature of Accounts. The Account is maintained for bookkeeping purposes only. Shares of Common Stock credited to the Account are not considered actual shares of Common Stock of the Company for any purpose and a Participant will have no rights as a stockholder with respect to such shares of Common Stock. Shares will include fractional shares of Common Stock computed to three decimal places.

8.    Vesting.

8.1    Vesting of Equity Compensation Deferrals. Participants shall be fully vested at all times in their Equity Compensation deferrals and any Dividend Equivalents made with respect thereto.

9.    Payment of Participant Accounts.

9.1    In General. Payment of a Participant’s Account shall be made (or commence, in the case of installments) on the earliest to occur of the following events (each a “Payment Event”):

(a)    The Distribution Date specified in the Participant’s Deferral Election; provided that, the Participant must select from among the available Distribution Date(s) designated by the Committee and set forth in the Election Notice;

(b)    The Participant’s Separation from Service;

(c)    The Participant’s death; and

(d)    The occurrence of a Corporate Change.

9.2    Timing of Payments. Except as otherwise provided in this Section 9, payments shall be made or commence within 10 business days following a Payment Event.

9.3    Form of Payment. Each Participant shall specify in his or her Election Notice that the form of payment will be in a one (1) time lump sum for amounts in his or her Account that are covered by the election.

9.4    Medium of Payment. Payment of a Participant’s Account shall be made in accordance with the form of payment provided for in the applicable Equity Compensation award agreement; provided any fractional shares shall be paid in cash based on the Fair Market Value of the shares of Common Stock on at the time of the Payment Event.

10.    Payments Due to Unforeseeable Emergency.

10.1    Request for Payment. If a Participant suffers an Unforeseeable Emergency, he or she may submit a written request to the Committee for payment of his or her Account.

10.2    No Payment If Other Relief Available. The Committee will evaluate the Participant’s request for payment due to an Unforeseeable Emergency taking into account the Participant’s circumstances and the requirements of Section 409A of the Code. In no event will payments be made pursuant to this Section 10 to the extent that the Participant’s hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise; or (b) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship; or (c) by the cessation of deferrals under the DCP.

10.3    Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee.

10.4    Timing of Payment. Payments shall be made from a Participant’s Account as soon as practicable and in any event within 10 business days following the Committee’s determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Account.

11.    Acceleration Events.

11.1    Permissible Acceleration Events. Notwithstanding anything in the DCP to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant’s Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section 11. The Committee’s determination of whether payment may be accelerated in accordance with this Section 11 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).

(a)    Domestic Relations Orders. The Committee may accelerate payment of a Participant’s Account to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)    Limited Cashouts. The Committee may accelerate payment of a Participant’s Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the DCP and any plans that are aggregated with the DCP pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Committee’s decision to cash out the Participant’s Account is evidenced in writing no later than the date of payment.

(c)    Payment of Employment Taxes. The Committee may accelerate payment of all or a portion of a Participant’s Account (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3010, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 11.1(c) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(d)    Payment Upon Income Inclusion. The Committee may accelerate payment of all or a portion of a Participant’s Account to the extent that the DCP fails to meet the requirements of Section 409A of the Code; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

(e)    Termination of the DCP. The Committee may accelerate payment of all or a portion of a Participant’s Account upon termination of the DCP in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

(f)    Payment of State, Local or Foreign Taxes. The Committee may accelerate payment of all or a portion of a Participant’s Account for:

(i)    the payment of state, local or foreign tax obligations arising from participation in the DCP that relate to an amount deferred under the DCP before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the DCP, and/or

(ii)    the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.

(g)    Certain Offsets. The Committee may accelerate payment of all or a portion of the Participant’s Account to satisfy a debt of the Participant to the Company incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed $5,000 and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(h)    Bona Fide Disputes as to Right to Payment. The Committee may accelerate payment of all or a portion of a Participant’s Account where the payment is part of a settlement between the Company and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

12.    Amendment and Termination.

12.1    The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the DCP or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account and provided, further, that, no payment of benefits shall occur upon termination of the DCP unless the requirements of Section 409A of the Code have been met.

13.    Miscellaneous.

13.1    No Employment or Other Service Rights. Nothing in the DCP or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or interfere in any way with the right of the Company to terminate the Participant’s service at any time with or without notice and with or without cause.

13.2    Tax Withholding. The Company shall have the right to deduct from any amounts otherwise payable under the DCP any Federal, state, local, or other applicable taxes required to be withheld.

13.3    Governing Law. The DCP shall be administered, construed and governed in all respects under and by the laws of Delaware, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

13.4    Section 409A of the Code. The Company intends that the DCP comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the DCP complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

13.5    General Assets/Trust. All amounts provided under the DCP shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may, but need not, establish a rabbi trust to assist it in funding any DCP obligations.

13.6    No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.

13.7    Beneficiary Designation. Each Participant under the DCP may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in the DCP in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.

13.8    No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 13.7).

13.9    Expenses. The costs of administering the DCP shall be paid by the Company.

13.10    Severability. If any provision of the DCP is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

13.11    Headings and Subheadings. Headings and subheadings in the DCP are for convenience only and are not to be considered in the construction of the provisions hereof.

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IN WITNESS WHEREOF, STONE ENERGY CORPORATION has adopted this DCP as of the Effective Date written above.

STONE ENERGY CORPORATION

By:	/s/ Neal P. Goldman
Name:	Neal P. Goldman
Title:	Chairman of the Board

EXHIBIT A

FORM ELECTION NOTICE UNDER

STONE ENERGY CORPORATION DIRECTORS DEFERRED COMPENSATION PLAN

[See Next Page]

STONE ENERGY CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

ELECTION NOTICE FOR THE [            ] PLAN YEAR

This Election Notice must be completed and returned to the General Counsel at Stone Energy Corporation (the “Company”) by no later than December 31, [            ] (the “Election Deadline”); provided, that, if you are a newly Eligible Director, as determined by the Committee, the Election Deadline is the 30th day after you become an Eligible Director. Your election becomes irrevocable as of the Election Deadline.

Pursuant to the terms of the Stone Energy Corporation Deferred Compensation Plan (the “DCP”), I hereby elect to defer certain of my compensation for the [            ] Plan Year in accordance with this election. Capitalized terms used but not defined herein have the meanings set forth in the DCP.

Equity Compensation Deferral Election

Pursuant to Section 6 of the DCP, I hereby elect to defer (            ) percent (            %) of the shares of Common Stock deliverable pursuant to my Equity Compensation, if any, rounded down to the nearest whole share for the [            ] Plan Year in accordance with this election.

Distribution Date Election

I hereby elect the following Distribution Date:

         Third anniversary of the Vesting Date; or

         Date of Separation from Service with the Board

Other Payment Events

Notwithstanding the above Distribution Date election, if any of the following Payment Events occurs prior to the Distribution Date, payment shall be made in accordance with Section 9 of the DCP:

•	Separation from Service.

•	Death.

•	Change in Control as defined in the DCP.

Form of Payment

I hereby elect to receive one (1) lump sum payment with respect to amounts deferred hereunder.

Section 409A of the Code

I understand that the DCP is intended to comply with Section 409A of the Code and that it will be interpreted accordingly. However, I also understand that the Company will have no liability with respect to any failure to comply with Section 409A of the Code.

Subsequent Plan Years

I understand that this Deferral Election applies only with respect to compensation earned for services performed during the [            ] Plan Year. I hereby acknowledge that if I wish to defer any of my compensation with respect to future Plan Years, I will need to make a new Deferral Election by completing another Election Notice and submitting it to the Committee on or before the Election Deadline for such Plan Year.

Acknowledgement

By executing this Election Notice I acknowledge that:

•	I have read and understand the terms of the DCP and agree to all of its terms and conditions.

•	I understand that any amounts I defer hereunder are unfunded and unsecured and subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

•	I have consulted with my own tax advisor regarding the tax consequences of participating in the DCP and making this election.

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I hereby make this election as of this          day of                     ,             .

Participant’s Signature

Print Participant’s Name

Copy received this day of , .

[Committee Member]